Exhibit 21.1

SUBSIDIARIES OF PARKS! AMERICA, INC.

1.Wild Animal Safari, Inc., a Georgia corporation, wholly owned by Parks! America, Inc.

2.Wild Animal, Inc., a Missouri corporation, wholly owned by Parks! America, Inc.

3.Aggieland-Parks, Inc., a Texas corporation, wholly owned by Parks! America, Inc.